Exhibit 99.1

Fortune Brands Announces Agreement to Acquire Emtek and Schaub Premium Residential Hardware Brands and the U.S. and Canadian Yale and August Residential Smart Lock Brands from ASSA ABLOY

•	Yale and August add scale and breadth to Fortune Brands’ complementary security and connected smart home portfolio in the U.S. and Canada

•	Emtek and Schaub lead entry into new, highly synergistic premium brand-led category

•	Transaction supports Fortune Brands’ disciplined inorganic growth strategy and augments its opportunities in supercharged categories

DEERFIELD, IL. (Dec. 1, 2022) – Fortune Brands Home & Security, Inc. (“FBHS,” “Fortune Brands” or the “Company”), an industry-leading home and security products company, today announced it has entered into a definitive agreement to acquire the Emtek and Schaub premium and luxury door and cabinet hardware business and the U.S. and Canadian Yale and August residential smart home locks business (collectively the “Business”) from ASSA ABLOY, Inc. (a subsidiary of ASSA ABLOY AB), for a purchase price of $800 million, or approximately $700 million net of tax benefits, in cash on a cash-free, debt-free basis, subject to customary adjustments (collectively, the “Acquisition”).

“This Acquisition is perfectly aligned to our strategy as a brand, innovation and channel leader. Yale and August will bring two great brands and significant engineering expertise into our already powerful security portfolio. Emtek and Schaub allow us to enter a branded, growing and highly profitable category in a leadership position, where we can accelerate innovation and leverage our channel and consumer insights to create significant value over time,” said Fortune Brands Chief Executive Officer Nicholas Fink. “This transaction is consistent with Fortune Brands’ disciplined approach to value-creating acquisitions.”

“Together with our existing iconic brands, loyal channel relationships, and supply chain expertise, we believe these additions will result in enhanced, innovative products for consumers and customers. We can accelerate growth and profitability by deploying our Fortune Brands Advantage capabilities to create value for all stakeholders,” added Fink.

With revenues of approximately $350 million in 2021, the Business is comprised of leadership brands in the fast-growing smart lock and the highly profitable and growing premium and luxury hardware categories. Fortune Brands expects to add meaningful growth and cost synergies to the Business over time.

Fortune Brands expects to receive tax benefits over a 15-year period with a net present value of approximately $100 million, and the net purchase price of $700 million equates to approximately 7.8x estimated 2022 adjusted EBITDA for the Business before synergies.

The Acquisition is conditioned on the successful closing of the acquisition by ASSA ABLOY from Spectrum Brands, Inc. of its Hardware and Home Improvement business following a favorable resolution of the court proceedings with the Department of Justice. The Acquisition is expected to close in the second quarter of 2023.

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, IL., is a Fortune 500 company, part of the S&P 500 Index and a leader in the home products industry. With trusted brands and market leadership positions in each of its three operating segments, Water Innovations, Outdoors & Security, and Cabinets, Fortune Brands’ 28,000 associates work with a purpose to fulfill the dreams of home.

The Company’s growing portfolio of complementary businesses and innovative brands includes Moen and the House of Rohl within Water Innovations; outdoor living and security products from Therma-Tru, LARSON, Fiberon, Master Lock and SentrySafe; and MasterBrand Cabinets’ wide-ranging offerings from MANTRA, Diamond, Omega and many more. Visit www.FBHS.com to learn more about FBHS, its brands and how the Company is accelerating its environmental, social and governance (ESG) commitments.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains certain “forward-looking statements made within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations. Statements preceded by, followed by or that otherwise include the words “believes”, “positioned”, “expects”, “estimates”, “plans”, “look to”, “outlook”, “intend”, and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements, including but not limited to: unanticipated difficulties or expenditures relating to the proposed transaction, including, without limitation, difficulties that result in the failure to realize expected synergies, efficiencies and cost savings from the proposed transaction within the expected time period (if at all); legal proceedings, judgments or settlements, including those that may be instituted against the seller, its board of directors, executive officers and others following the announcement of the proposed transaction; disruptions of our or the Business’s current plans, operations and relationships with customers, suppliers, distributors, business partners and regulators caused by the announcement and pendency of the proposed transaction; potential difficulties in employee retention due to the announcement and pendency of the proposed transaction; the possibility that the proposed transaction does not close, including, but not limited to, failure to satisfy the closing conditions; general business and economic conditions; our reliance on the North American repair and remodel and new home construction activity levels; our reliance on key customers and suppliers; our ability to maintain our strong brands and to develop innovative products while maintaining our competitive positions; our ability to improve organizational productivity and global supply chain efficiency; our ability to obtain raw materials and finished goods in a timely and cost-effective manner; the impact of sustained inflation, including global commodity and energy availability and price volatility; the impact of trade-related tariffs and risks with uncertain trade environments or changes in government and industry regulatory standards; our ability to attract and retain qualified personnel and other labor constraints; the uncertainties relating to the impact of COVID-19 on the Company’s business and results; our ability to achieve the anticipated benefits of our strategic initiatives; our ability to successfully execute our acquisition strategy and integrate businesses that we have and may acquire; and the other factors discussed in our securities filings, including in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Source: Fortune Brands Home & Security, Inc.

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INVESTOR CONTACT:

Leigh Avsec

847-484-4211

Investor.Questions@fbhs.com

MEDIA CONTACT:

Darwin Minnis

847-484-4204

Media.Relations@fbhs.com